BUSINESS LOAN AGREEMENT

The undersigned ADVANCED PHOTONIX, INC., a Delaware corporation, located at 2925 Boardwalk, Ann Arbor, MI 48104, (the "Borrower") has requested from FIFTH THIRD BANK, 1000 Town Center, Suite 1300, Southfield, Michigan (the “Bank”) and Bank agrees to make as of this 6th day of March, 2007, the loan(s) described below (the “Loans”) under the terms and conditions set forth in this Business Loan Agreement (“Agreement”).

SECTION I. LOANS

A. Revolving Line of Credit to the Borrower in aggregate principal amount up to TWO MILLION DOLLARS ($2,000,000) expiring March 6, 2008, upon the terms and conditions herein set forth.

ACCORDINGLY, the parties agree as follows:

SECTION II. PURPOSE

The proceeds of the above Loan(s) are to be used for business purposes only and specifically to refinance existing indebtedness and for working capital.

SECTION III. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank as follows:

3.1 Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (the “State”) and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law, except where the failure to be so qualified would not have a Material Adverse Effect.

3.2
The Officers of the Borrower signing this Agreement are duly authorized to execute and deliver the Loan Documents on behalf of the Borrower; the execution, delivery, and performance of the Loan Documents have been duly authorized by appropriate action of the Borrower and will not violate any law, rule, judgment, order, agreement, or instrument to which Borrower is a party or by which it is bound; and the Loan Documents have been duly executed and delivered by, and are the valid and binding obligations of Borrower enforceable in accordance with their terms.

3.3
All financial information provided to Bank has been prepared and will continue to be prepared in accordance with GAAP and fully and fairly presents the financial condition of Borrower and there has been no material change in Borrower’s business, property, or condition since the date of the Borrower’s latest financial statement.

3.4
Borrower owns and has good title to all of its property, and there are no liens or encumbrances on any of the Borrower’s property, other than the security interest granted to the Bank hereby and except as are identified and listed in Schedules 3.4 and 7.2 to this Agreement.

3.5
There are no suits or proceedings pending in any court, government agency, or arbitration panels or to Borrower’s knowledge, threatened against Borrower, which may result in any Material Adverse Effect.

3.6
All of Borrower’s real and personal property, and all operations and activities thereon, are in compliance with Environmental Laws; and to Borrower’s knowledge, none of Borrower’s real or personal property is (a) contaminated by, or the site of, the disposal or release of any Hazardous Substance; (b) the source of any contamination of any groundwater or surface water; or (c) the source of any air emissions in excess of any legal limit now or hereafter in effect.

3.7
The Borrower will use the proceeds of the Loans for its business purposes only. No portion thereof will be used (a) for the purpose of "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Federal Reserve Board Regulation U as now and from time to time hereafter in effect.

3.8
The Borrower and its Subsidiaries are in compliance with all laws, regulations and orders of any governmental authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.9
Borrower is Solvent and upon consummation of the transaction contemplated herein will be Solvent. “Solvent” means that: (a) the total amount of the Borrower’s assets is in excess of the total amount of its liabilities (including contingent liabilities), at a fair valuation; (b) Borrower does not have unreasonably small capital for the business and transactions in which Borrower is engaged or is about to engage; and (c) Borrower does not intend to or believe it will incur obligations beyond its ability to pay as they become due.

SECTION IV.	CONDITIONS PRECEDENT TO EACH LOAN

The Bank shall not lend hereunder on the occasion for any Loan unless:

4.1
Prior to or simultaneously with the first Loan hereunder each of the following documents shall have been delivered to Bank and each of the following matters completed, each in form and substance reasonably satisfactory to the Bank:

a. the Note duly executed by the Borrower;

b. certified copies of such company documents of Borrower and each Guarantor as are requested by the Bank, including without limitation such Person's articles of incorporation or organization, bylaws or operating agreements and other charter or organizational documents, and such documents evidencing necessary company action, with respect to the Loan Documents and certifying to the incumbency of, and attesting to the genuineness of the signatures of, those officers authorized to act on behalf of Borrower or Guarantor, as the Bank may reasonably request;

c. each of the Collateral Documents duly executed by the parties thereto, and all related financing statements, instruments, documents and agreements reasonably requested by the Bank, together with the satisfaction of all conditions and the delivery of all other documents specified in Section VIII hereof;

d. the Borrower shall have all expenses currently due pursuant to Section 12.1 hereof;

e. evidence that the casualty, liability and other insurance required pursuant to Section 6.7 hereof or the Collateral Documents is in full force and effect;

f. the Bank shall have received a payoff letter from Santa Barbara Bank & Trust in form and substance reasonably satisfactory to the Bank, together with UCC-3 termination statements and other instruments, documents or agreements necessary or appropriate to terminate any Liens in favor of such lender securing prior Indebtedness which is to be paid off on the Closing Date as the Bank may reasonably request, duly executed and in form and substance reasonably satisfactory to the Bank;

g. a duly completed Borrowing Base certificate setting forth the Borrowing Base as of December 31, 2006;

h. all such other agreements, documents and certificates reasonably requested by the Bank.

4.2
The representations and warranties contained in Section III hereof shall be true and accurate on the date of each Loan hereunder with the same effect as if made on and as of such date and immediately following each such Loan.

4.3	No Default or Event of Default shall have occurred and be continuing or will exist upon the disbursement of each such Loan.

The Borrowers shall be deemed to have made a representation and warranty to the Bank at the time of the making of each Loan to the effects set forth in Section 4.2 and 4.3 of this Section IV.

SECTION V. REVOLVING LINE OF CREDIT

5.1
Subject to the conditions precedent set forth in Section IV, Bank shall extend to Borrower loans (“Revolving Credit Loans”) in amounts that shall not exceed an aggregate amount equal to the lesser of: TWO MILLION AND 00/100 ($2,000,000.00) (the "Revolving Credit Commitment") or the sum of (referred to as the "Borrowing Base"):

a. 80% of Borrower's and each Guarantor's Net Current Accounts Receivable under 90 days at that time with 25% tainting less inter-company, customer deposits and foreign receivables, other than Eligible Foreign Receivables which shall be included in the Borrowing Base, plus

b. 40% of Borrower's and each Guarantor's Eligible Inventory constituting finished goods or raw material at that time, not to exceed $1,500,000.

5.2	All Revolving Credit Loans shall be evidenced by and payable with interest in accordance with the terms of the promissory note that Borrower shall execute and deliver to Bank.

5.3
If the aggregate principal amount of the Revolving Credit Loans outstanding should ever exceed the Revolving Credit Commitment or Borrowing Base, Borrower shall immediately repay the amount required to eliminate the excess.

5.4	Each Revolving Credit Loan shall be in the amount of One Thousand Dollars and 00/100 ($1,000.00), or whole multiple thereof, and made at the request of Borrower.

5.5
Borrower shall have the right to prepay all Revolving Credit Loans, in whole or in part, without penalty. Amounts prepaid may, subject to the other provisions of this Section V, be re-borrowed by Borrower.

5.6
Unless terminated sooner or extended by Bank in writing, the obligation of Bank to make or to renew Revolving Credit Loans shall expire on the Expiry Date. Upon expiration of the Bank’s obligation to make or renew the Revolving Credit Loans, the aggregate unpaid principal balance, together with all accrued interest shall be payable in full on the expiration date.

SECTION VI. AFFIRMATIVE COVENANTS

From the date hereof and until all Loans provided for under this Agreement are fully paid and Bank has no further obligation to extend Loans hereunder Borrower shall:

6.1	Borrower to furnish to Bank, in a form reasonably acceptable to Bank,

A. Internally prepared consolidated financial statements for the Borrower and its Subsidiaries quarterly, within 45 days after each quarter.

B. Audited consolidated financial statements for the Borrower and its Subsidiaries, annually within 120 days after each fiscal year, without qualifications acceptable to the Bank.

C. Together with the financials statements delivered pursuant to Sections 6.1(A) and (B), a covenant compliance certificate signed by an officer of the Borrower (A) setting forth a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Section 7.1 hereof is in conformity with the terms of this Agreement, and (B) stating that as of the date of the certificate no Default has occurred and is continuing, or if any Default has occurred and is continuing, specifying the nature and period of existence thereof.

6.2
Within 20 days after the end of each month, a Borrowing Base certificate prepared for the Borrower and the Guarantors as of the close of business on the last day of such month, together with supporting schedules, in form and detail reasonably satisfactory to the Bank, setting forth such information as the Bank may reasonably request with respect to the aging, value, location, and other information relating to the computation of the Borrowing Base for the Borrower and the Guarantors and the eligibility of any property or assets included in such computation, certified as true and correct by an authorized officer of the Borrower.

6.3	Furnish to the Bank, in form acceptable to the Bank, A/R agings, A/P agings, and Inventory, monthly, within 20 days after the end of each month.

6.4
Within 15 days prior to the beginning of each fiscal year of the Borrower, a projection and forecast for such fiscal year in form and substance satisfactory to the Bank. Promptly furnish to Bank such information and reports concerning the Borrower's business, property, and financial condition as Bank shall request, and permit Bank to inspect Borrower’s books, property and records during normal business hours.

6.5	Promptly notify Bank in writing of any litigation, governmental proceeding, Default, Event of Default or any other occurrence, which may have a Material Adverse Effect.

6.6
Maintain its existence in good standing in the State of Delaware and its qualifications in good standing in every other jurisdiction in which the failure to be so qualified or authorized to do business would have a Material Adverse Effect; continue to conduct and operate its business substantially as presently conducted and operated; and comply with all governmental laws, rules, regulations and orders applicable to it, the failure to comply with which would have a Material Adverse Effect.

6.7
Maintain insurance, including, but not limited to, fire and extended coverage insurance, workers’ compensation insurance, and casualty and liability insurance with responsible insurance companies on such of its properties and against such risks and in such amounts as is customarily maintained by similar businesses; furnish to Bank upon its request the details with respect to that insurance and satisfactory evidence of that insurance coverage. Each insurance policy shall be so written or endorsed as to make losses, if any, payable to Borrower and Bank as their respective interest may appear, and shall include a mortgage clause or endorsement in favor of Bank in form and substance satisfactory to Bank, subject to any rights of Borrower’s landlord to such proceeds.

6.8	Promptly pay all taxes, levies, and assessments due to all local, State and Federal taxing authorities.

6.9
Comply in all material respect with the requirements of ERISA, including, without limitation, all provisions regarding minimum funding requirements and requirements as to plan termination insurance; within 30 days after it is filed, furnish to Bank a copy of each annual report and annual return, as well as all schedules and attachments required to be filed with the Department of Labor or the Internal Revenue Service pursuant to ERISA in connection with each of its Plans for each Plan year; notify Bank immediately of any fact, including, but not limited to any “reportable event” (as defined in Title IV of ERISA) arising in connection with any of its Plans, that might be grounds for termination thereof by the Pension Benefit Guaranty Corporation (PBGC) or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, together with a statement, if requested by Bank, as to the reason therefor and the action, if any, proposed to be taken with respect thereto; and furnish to Bank, upon its request, any additional information concerning any of its Plans that Bank may reasonably request.

6.10
Notify Bank in writing within 10 days after receipt whenever Borrower receives notice of the commencement of (a) formal proceedings or any investigation by a federal or state environmental agency against Borrower regarding Borrower’s compliance with Environmental Laws, or (b) any other judicial or administrative proceeding or litigation commenced by or against Borrower.

6.11
Maintain its principal banking depository relationship with Bank, in which substantially all of Borrower's and Guarantor's funds are deposited, as long as any indebtedness to Bank is outstanding, and Borrower shall grant Bank the first and last opportunity to provide any corporate banking services to Borrower. Furthermore, the Borrower's and Guarantors' depository accounts with Bank shall always have an aggregate minimum balance of not less than $1,500,000.

SECTION VII. NEGATIVE COVENANTS

From the date hereof or until all Loans provided for under this Agreement are fully paid and Bank has no further obligations to extend Loans to Borrower, Borrower agrees that it shall not:

7.1
Permit the Debt Service Coverage Ratio at the end of any fiscal quarter, calculated for the four fiscal quarters then ending, to be less than 1.0 to 1.0, commencing with the fiscal quarter ending December 31, 2007.

7.2
It will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of the assets, whether now owned or hereafter acquired, of the Borrower or any of its Subsidiaries except the following (which shall be "Permitted Liens"):

a. Liens provided for in the Collateral Documents, and other Liens in favor of the Bank to secure the Notes and any other Obligations;

b. Liens for taxes which are not delinquent, or are being contested in good faith and for which adequate reserves are maintained; and

c. Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which could not reasonably be expected to have a Material Adverse Effect on the business or operations of the Borrower and its Subsidiaries and which constitute (i) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (ii) good faith deposits in connection with bids, tenders, contracts or leases to which the Borrower or any Subsidiary is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, or (iii) Liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due;

d. Each Lien described in Schedule 7.2 hereto may be suffered to exist upon the same terms as those existing on the date hereof, together with any extension or renewal thereof, but no increase in the principal amount secured thereby shall be permitted.
7.3
It will not, and will not permit any of its Subsidiaries to, (a) merge or consolidate with any other Person, pursuant to which such Subsidiary is not the surviving entity, or (b) make any change in the nature of its business. It will not, and will not permit any of its Subsidiaries to acquire any Person without prior written notice to Bank, provided that immediately before and after giving effect to such acquisition, no Event of Default shall exist or shall have occurred and be continuing and the representations and warranties contained in Section 3 and in the other Loan Documents shall be true and correct on and as of the date thereof (both before and after giving effect to such acquisition) as if made on the date of such acquisition.

7.4
It will not, and will not permit any of its Subsidiaries to, incur or suffer to exist Indebtedness other than (a) ordinary trade accounts payable in the ordinary course of business which are not more than 60 days past due other than trade accounts payable subject to a good faith dispute, (b) Indebtedness to the Bank, (c) other Obligations owing to the Bank, and (d) Indebtedness described on Schedule 7.4 may be suffered to exist on terms not less favorable than those existing on the date hereof.

7.5
It will not make, pay, declare or authorize any dividend, payment or other distribution in respect of any of its capital stock or any dividend, payment or other distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any of its shares of capital stock. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Borrower or to another Subsidiary; and (ii) the Borrower may make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its capital stock or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its capital stock, provided that immediately before and after giving effect to such dividend, payment or other distribution, no Event of Default shall exist or shall have occurred and be continuing and the representations and warranties contained in Section 3 and in the other Loan Documents shall be true and correct on and as of the date thereof (both before and after giving effect to such dividend, payment or other distribution) as if made on the date of such dividend, payment or other distribution.

7.6
It will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its assets, property or business to any Person, whether in one or a series of transactions, except sales of inventory or equipment in the ordinary course of business, and except that sales or disposals of equipment having a book value of less than $100,000 per asset shall be permitted.

7.7
It will not, and will not permit any of its Subsidiaries to, purchase or otherwise acquire any investment in, or make any loan or advance to, except (i) the endorsement, in the ordinary course of collection, of instruments payable to its order, (ii) existing loans described on Schedule 7.7, and (iii) loans or advances by the Borrower or any Guarantor to the Borrower or any other Guarantor.

SECTION VIII. COLLATERAL

As security for amounts due from Borrower to Bank under this Agreement and all other Obligations, Borrower shall grant or cause to be granted to Bank, the following interests and agreements which are incorporated by reference into this Agreement:

8.1	Security Agreement(s); granting to Bank a valid first security interest in all of Borrower’s and each Guarantor's presently owned or hereafter acquired:

a. Accounts Receivable, Contract Rights, Chattel Paper and General Intangibles

b. Inventory

c. Equipment and Fixtures

d. All other collateral described in the Security Agreement

8.2	Guaranty(s) of Payment guarantying to Bank prompt payment of the Loans and all other Obligations:

Guarantor Name	Limitations, if any
Silicon Sensors, Inc.	UNLIMITED
Picometrix, LLC	UNLIMITED

SECTION IX. EVENTS OF DEFAULT

The following shall be events of default hereunder:

9.1
If Borrower shall default in the payment of the principal or interest of any Loan provided for under this Agreement or if Borrower shall default in the payment of principal or interest of any other Indebtedness now or hereafter owed to the Bank, when due and payable, whether by acceleration or otherwise.

9.2
If Borrower or any Guarantor shall fail to perform any of its other obligations or comply with any of the terms, conditions, and covenants contained in this Agreement, or any Loan Documents given to Bank by Borrower or any Guarantor or any third party to secure any indebtedness now or hereafter owing by Borrower to Bank.

9.3	If Borrower or any Guarantor shall default in the payment of any Indebtedness owing to any other firm, person, or corporation.

9.4
If any default shall occur under any document, agreement or instrument executed and delivered in connection with the obligations owing by Borrower or any Guarantor to (i) Robin Risser or Steven L. Williamson pursuant to the Agreement and Plan of Merger dated as of March 8, 2005, as amended, or any promissory notes issued pursuant thereto, and (ii) the "Buyers" as defined in a Securities Purchase Agreement dated as of October 11, 2004, as amended (the "Securities Purchase Agreement") pursuant to the Securities Purchase Agreement.

9.5
If any warranty or representation made herein, or in any other Loan Document, or any statement or representation made in any certificate, report, or other document delivered pursuant hereto, shall be false or inaccurate in any material respect when made.

9.6
If Borrower or any Guarantor shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (b) be unable to pay its debts as they become due; (c) make a general assignment for the benefit of its creditors; (d) commence a voluntary case under the federal Bankruptcy Code; (e) file a petition to take advantage of any other law providing for the relief of debtors; (f) be named as debtor in any of the federal Bankruptcy Code; or (g) take any action for the purpose of effecting any of the foregoing.

9.7
If the Collateral and its value or the Bank’s rights with respect thereto are materially impaired in any way, or if any guaranty becomes unenforceable or the guarantor denies liability under a guaranty executed pursuant to this Agreement.

SECTION X. REMEDIES

The following are remedies of default:

10.1	Upon occurrence of any Event of Default, the Loan(s) and all indebtedness to Bank may, at the option of the Bank, and without demand or notice be declared to be immediately due and payable.

10.2
Upon the occurrence of any Event of Default, Bank shall have the right to apply any or all of any Borrower’s bank accounts or any other property held by Bank, against any indebtedness of Borrowers to Bank.

10.3	No delay or failure of Bank to exercise, and no delay in exercising, any right shall operate as a waiver thereof or as a waiver of any other right.

10.4
The remedies provided for in this Agreement are cumulative and not exclusive, and Bank may exercise any remedies available to it at law or in equity as provided in any Loan Documents or other agreement among any Borrower and Bank.

SECTION XI. DEFINITIONS

“Agreement” means this Loan Agreement.

"Closing Date" means March 6, 2007.

“Collateral Documents” means all security agreements, mortgages, assignments, guaranty agreements, and any other agreements or documents required by Bank under the terms of this Agreement or any other loan agreement evidencing any obligations owing by Borrower or any Guarantor to Bank.

“Contamination” means, when used with reference to any real or personal property, that a hazardous substance is present on or in the property in any amount or level.

“Debt Service Coverage Ratio” shall mean, for any period, the ratio of (a) the sum of (i) EBITDA for such period, plus any non-cash expenses for stock options or warrants exercised during such period, plus (iii) any expenses associated with the convertible note discounts during such period, plus (iv) with respect to any calculation of this ratio during fiscal year 2007, any expenses related to the moving costs of the wafer consolidation, not to exceed $500,000, to (b) the sum of (i) all principal payments paid during such period on any Indebtedness plus (ii) all interest paid or payable during such period on any Indebtedness and any other interest expense during such period, all calculated on a consolidated basis for the Borrower and its Subsidiaries in accordance with generally accepted accounting principles.

“Default” means any Event of Default or any event or condition which might become an Event of Default with notice or lapse of time or both.

“EBITDA” shall mean, for any period, the sum of (a) net income plus (b) all amounts deducted in determining such net income on account of (i) interest paid or payable during such period, (ii) taxes based on or measured by income, and (iii) depreciation and amortization expense, all calculated on a combined basis for the Borrower and its Subsidiaries in accordance with generally accepted accounting principles.

“Eligible Foreign Receivable” means any Net Current Accounts Receivable that is payable by a person located outside of the United States so long as (i) such receivable is not more than 60 days old from the earlier of invoice date or date of shipment and (ii) the account debtor is acceptable to the Bank in its sole discretion and the Bank acknowledges that, as of the Closing Date, the account debtor set forth on Schedule 11.1 is an acceptable foreign account debtor.

“Eligible Inventory” means inventory owned by the Borrower or any Guarantor at such location(s) as Bank shall approve in writing, and in which Bank holds a valid, perfected security interest having priority over all other liens and is valued at the lower of cost or market.

“Environmental Laws” means all applicable laws, ordinances, rules, regulations, and orders that regulate or are intended to protect public health or the environment, or that establish liability for the investigation, removal, or cleanup of, or damage caused by any Contamination including, without limitation, any law, ordinance, rule, regulations. or order that regulates, or prescribes requirements for, air quality, water quality, or the disposition, transportation, or management of waste materials or toxic substances.

“ERISA” means the Employment Retirement Income Security Act of 1974, as now and hereafter amended, together with all regulations issued pursuant thereto.

“Event of Default” means any of the events of conditions described in Section IX.

“GAAP” means generally accepted accounting principles, consistently applied.
"Guarantor" means each person identified in Section 8.2 as a "Guarantor".

“Hazardous Substance” means any product or waste that is now or hereafter regulated by or subject to any environmental laws and any other pollutant, contaminant, or waste, including, without limitation, asbestos and polychlorinated biphenyls.

“Indebtedness” of any Person shall mean, as of any date as of which the amount thereof is to be determined, (a) all obligations of such Person for borrowed money, (b) all obligations which are secured by any Lien existing on property owned by such Person whether or not the obligation secured thereby shall have been assumed by such Person, (c) all obligations as lessee under any capital lease, (d) the unpaid purchase price for goods, property or services acquired by such Person, and all obligations of such Person to purchase goods, property or services where payment therefor is required regardless of whether or not delivery of such goods or property or the performance of such services is ever made or tendered, (e) all obligations of such Person to advance funds to, or to purchase property or services from, any other Person in order to maintain the financial condition of such other Person, (f) all reimbursement obligations on letters of credit issued for the account of such Person, (g) all liabilities of such Person for any unfunded vested liabilities under any Plan maintained by or on behalf of such Person for its employees, (h) all obligations of such Person in respect of any interest rate or currency swap, rate cap, or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such Person upon termination for any reason on the date of determination), and (i) all contingent liabilities.

“Lien” shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, consignment, sale on approval or sale or return transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

“Loan Documents” means this Agreement, each Note, each Collateral Document, and any other agreements or documents required to be executed now or hereafter under the terms of this Agreement or any other agreement between Borrower or any Guarantor and Bank.

“Material Adverse Effect” means any material adverse effect whatsoever upon (a) the validity, performance, or enforcement of any Loan Documents, (b) the properties, contracts, business operations, prospects, profits, or condition (financial or otherwise) of Borrower or any Guarantor, or (c) the ability of any Borrower or any Guarantor to fulfill their respective obligations under the Loan Documents.

“Net Current Accounts Receivable” means an account receivable of Borrower or any Guarantor (i) that is not more than 90 days old from the earlier of invoice date or date of shipment; (ii) that arises out of the sale of inventory in the ordinary course of its business; (iii) that is not subject to any defense or setoff; (iv) as to which Bank has not notified Borrower is in good faith judgment of Bank, uncollectible, in whole or in part, within a reasonable period of time: (v) and in which Bank holds a valid and perfected security interest, having priority over all other liens and encumbrances whatever.

“Note” means any Revolving Credit Note and any other form of promissory note executed and delivered by Borrowers under the terms of this Agreement, together with any renewals, extensions, or modifications thereof.

"Obligations" means all loans, advances or other financial accommodations, including any renewals or extensions thereof, from the Bank to Borrower or any Guarantor and any and all liabilities and obligations of any and every kind and nature heretofore, now or hereafter owing from Borrower or any Guarantor to the Bank or any affiliate of Fifth Third Bancorp (including, without limitation, Fifth Third Securities, Inc.), however incurred or evidenced, whether primary, secondary, contingent or otherwise, whether arising under this Agreement, under any other security agreement(s), promissory note(s), guaranty(s), mortgage(s), lease(s), instrument(s), document(s), contract(s), letter(s) of credit or similar agreement(s) heretofore, now or hereafter executed by Borrower or any Guarantor and delivered to the Bank, or by oral agreement or by operation of law plus all interest, costs, expenses and reasonable attorney fees which may be made or incurred by the Bank in the disbursement, administration or collection of such liabilities and obligations and in the protection, maintenance and liquidation of the Collateral.

“Person” or “person” shall mean any entity, whether an individual, trustee, corporation, partnership, joint stock company, trust, unincorporated organization, business association or firm, joint venture, a government or any agency or instrumentality or political subdivision thereof, or otherwise.

“Plan” means an employee pension benefit plan or other plan with respect to which Borrower or any Affiliate is an “employer” or "party in interest”, as those terms are defined in ERISA.

SECTION XII. MISCELLANEOUS

12.1
Borrower shall pay all out-of-pocket expenses incurred by Bank, including, but not limited to, reasonable attorney fees, insurance premiums, cost of lien perfection, and any reasonable expenses of Bank in connection with the preparation of the Loan Documents, the enforcement of the Bank’s rights and remedies under the Loan Documents and any other agreement between Borrower and Bank.

12.2	This Agreement and the rights and obligations of the parties hereunder shall be governed and interpreted in accordance with the laws of the State of Michigan.

12.3	Any and all notices or other communications required or permitted under this Agreement shall be in writing, and addressed to Borrower and the Guarantors at: 2925 Boardwalk, Ann Arbor, MI 48104.

12.4	This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors an assigns.

12.5
Waiver of Jury Trial. The Bank and the Borrower knowingly and voluntarily waive any right either of them have to a trial by jury in any proceeding (whether sounding in contract or tort) which is in any way connected with this or any related agreement, or the relationship established under them. This provision may only be modified in a written instrument executed by the Bank and the Borrower.

12.6	USA Patriot Act Notification. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower's name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower's driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower's legal organizational documents or other identifying documents.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ADVANCED PHOTONIX, INC.,
a Delaware Corporation

By:	/s/ Richard Kurtz
Its: CEO

FIFTH THIRD BANK

By:	/s/ Tonya R. Gietzen
Its: Vice President
Title